Exhibit 99.1

INTELLIGROUP REPORTS THIRD QUARTER FINANCIAL RESULTS

Edison, NJ (Oct 26, 2007): Intelligroup Inc., a consulting, business optimization, and outsourcing firm serving global corporations, today reported results for its third quarter and six-month period ended September 30, 2007.

Third Quarter Highlights

  Revenue growth: Revenue grew 5.5% from second quarter to third quarter of 2007 and grew 16.8% from the third quarter of 2006.
  Gross Margin: Gross margin remained relatively flat at 29% as compared to second quarter of 2007 and third quarter of 2006.
  Operating Margin: Operating margin improved three percentage points quarter over quarter from 2.7% of revenue in second quarter of 2007 to 5.5% in the third quarter. Year on year it improved by approximately four percentage points from 1.7% in third quarter of 2006 to 5.5% in the third quarter of 2007.
  Utilization Rate: Utilization rate remained flat at 70% in the third quarter of 2007 as compared to second quarter of 2007 and decreased by two percentage points as compared to third quarter of 2006.
  New Customers: Added 39 new customers globally in the third quarter of 2007.

The Company reported third quarter 2007 revenues of $38.0 million, which marks a 5.5% increase from $36.0 million in the second quarter of 2007 and a 16.8% increase from $32.5 million in the third quarter of 2006. The Company’s average bill rates were relatively flat in the third quarter of 2007 as compared with the second quarter of 2007 and the third quarter of 2006. Due to its continued focus on utilization rates and effective cost management strategies, the Company reported gross margin of 29.0% for the third quarter of 2007, which remains relatively flat as compared with the second quarter of 2007. The Company reported operating income from continuing operations of $2.1 million, which marks a 114% increase from $984,000 in the second quarter of 2007 and 287% increase from $545,000 in the third quarter of 2006.

ABOUT INTELLIGROUP
Intelligroup is a vertically-led ERP focused life cycle management partner serving global corporations as well as public sector clients. Its proven Global delivery model has enabled customers to accelerate results and reduce costs significantly. With deep expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations. Intelligroup develops implements and supports IT solutions for some of the largest U.S. school systems and global corporations including GE, Hershey, Abbott Labs, Eastman Chemical, Hitachi, and Kimball International.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of1995).

Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, unanticipated costs associated with continued litigation, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption “Risk Factors” in Intelligroup’s annual report on Form 10-K for the period ended December 31, 2006. Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup and the Intelligroup logo are registered trademarks and ‘Creating the Intelligent Enterprise’, 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except par value)

	September 30	December 31,
	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,912	$12,277
Short-term Investments	-	2,227
Accounts receivable, less allowance for doubtful accounts of $983 and $991 at
September 30, 2007 and December 31, 2006, respectively	21,824	20,477
Unbilled services, less allowance for doubtful accounts of $891 at September
30, 2007 and December 31, 2006	11,238	9,464
Prepaid expenses	659	957
Prepaid Taxes	412	170
Other current assets	5,882	1,296
Total current assets	47,927	46,868
Property and equipment, net	6,582	5,472
Restricted Cash	4,700	-
Deferred taxes and other assets	2,369	2,203

Total Assets	$61,578	$54,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit borrowings	$7,356	$4,959
Accounts payable	3,557	3,078
Accrued payroll and related taxes	11,851	11,301
Accrued expenses and other current liabilities	4,850	4,695
Deferred revenue	2,152	2,294
Current portion of obligations under capital lease	518	483
Total current liabilities	30,285	26,810
Obligations under capital lease, net of current portion	395	552
Deferred revenue, net of current portion	672	686
Other long-term liabilities	695	101

Total Liabilities	32,047	28,149

Commitments and contingencies
Shareholders’ Equity
Preferred stock, $.01 par value, 5,000 shares authorized, none issued or
outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 42,129 and 41,933 shares issued and outstanding at September 30, 2007 and December 31, 2006
respectively	421	419
Additional paid-in capital	70,798	69,702
Accumulated deficit	(44,102)	(43,753)
Accumulated other comprehensive income	2,415	26

Total shareholders’ equity	29,532	26,394

Total liabilities and shareholders’ equity	$61,578	$54,543

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands except per share data)

	NINE MONTHS ENDED SEPTEMBER 30,		THREE MONTHS ENDED SEPTEMBER 30,
	2007	2006	2007	2006
Revenue	$106,745	93,277	38,010	32,530
Cost of revenue	78,817	66,527	26,945	23,214
Gross profit	27,928	26,750	11,064	9,316

Selling, general and administrative expenses	26,087	25,587	8,397	8,092
Depreciation and amortization	1,799	1,829	560	679
Total operating expenses	27,886	27,416	8,957	8,771
Operating Income/(loss)	42	(666)	2,107	545
Interest expense, net	(516)	(399)	(142)	(220)
Other income (expense)	756	1,647	817	340
Loss before income tax provision	282	582	2,782	665
Provision for income taxes	631	1,947	182	878
Net income/(loss)	$(349)	$(1,365)	$2,600	$(213)

Income/(Loss) per share:
Basic net income/(loss) per share	$(0.01)	$(0.03)	$0.06	$(0.01)
Weighted average number of common shares
outstanding - basic	41,988	39,591	42,078	41,802

Diluted net income/(loss) per share	$(0.01)	$(0.03)	$0.06	$(0.01)

Weighted average number of common shares
outstanding - diluted	41,988	39,591	42,181	41,802

Comprehensive income/(loss)
Net income/(loss)	$(349)	$(1,365)	$2,600	$(213)
Other comprehensive income - currency translation
adjustments	2,389	(682)	388	114

Comprehensive income/(loss)	$2,040	$(2,047)	$2,988	$(99)